Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-188858) on Form S-8 of Nicolet Bankshares, Inc. of our report dated June 19, 2020, relating to the financial statements and supplement schedule of Nicolet National Bank 401(k) Plan, appearing in this Annual Report on Form 11-K of Nicolet National Bank 401(k) Plan for the year ended December 31, 2019.

/s/ Wipfli LLP

Atlanta, Georgia
June 19, 2020